EXHIBIT 99.1

August 10, 2006

News	Contact: Heather Ferrante ViaSat Inc.
760-476-2633 www.viasat.com
ViaSat Reports Outcome of Stock Option Grant Review
     Carlsbad, CA — ViaSat, Inc. (NASDAQ: VSAT) reported today that it has concluded a thorough self-initiated review of all stock option grants issued by the Company since its December 1996 initial public offering. The review was conducted in conjunction with the Company’s outside legal counsel and other specialists. At the conclusion of this review, the Company and its advisors determined that no stock option grants to officers or directors were misdated, and that no member of management or the Board engaged in any misdating of stock option grants. However, certain errors associated with stock options granted by the Company, primarily to new non-executive employees during the ten-year period from December 1996 to June 30, 2006, were identified. Accordingly, the Company will record a compensation expense net of tax of approximately $700,000, or $0.02 per share, in its financial results during the first quarter ended June 30, 2006 to correct the cumulative effect of these errors. The financial impact of the corrections when compared to the periods in which they occurred is immaterial.
     The Company previously announced unaudited results for the first quarter on August 3, 2006, including GAAP net income of $6.1 million, or $0.20 per share. Final unaudited results, including the impact of the cumulative compensation expense adjustment discussed above, are reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. There is no impact to non-GAAP net income financial results previously announced. Because this review was only recently completed, the Company was unable to finalize its Quarterly Report on Form 10-Q and file by the prescribed due date. The Company filed its Quarterly Report on Form 10-Q on August 10, 2006.
About ViaSat
     ViaSat produces innovative satellite and other wireless communication products that enable fast, secure, and efficient communications to any location. Products include network security devices, tactical data radios, and communication simulators. ViaSat also has a full line of VSAT products for data and voice applications, and is a market leader in Ka-band satellite systems, from user terminals to gateways. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Linthicum, MD, Washington DC, Australia, Italy, China, and India.
—more—

ViaSat News	2
     In addition, ViaSat has three wholly-owned subsidiaries: US Monolithics designs and produces monolithic microwave integrated circuits (MMICs) and modules for use in broadband communications for military and commercial applications; Efficient Channel Coding is an innovator in satellite communication components and systems, based on the new DVB-S2 standard, that increase the efficiency of today’s advanced satellite, wireless, and wire-line communication systems; and Enerdyne Technologies Inc., an innovator in video data link equipment and digital video systems for defense and intelligence markets, primarily for unmanned aerial vehicle (UAV) applications.
Safe Harbor Statement
     Portions of this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: additional required adjustments to the Company’s financial results, future filing delays associated with inquiries required by or investigations launched by NASDAQ or the Securities and Exchange Commission; product design flaws or defects; ViaSat’s ability to successfully integrate acquired companies; ViaSat’s ability to perform under existing contracts and obtain additional contracts; ViaSat’s ability to develop new products that gain market acceptance; changes in product supply, pricing and customer demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in ViaSat’s Form 10-Ks and subsequent Form 10-Qs. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
     Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
###